Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2020 Third Quarter Financial Results

Third Quarter 2020 Highlights:

●	Raised $85 million through private placement issuance of convertible preferred equity to prominent investors

●	Amended term loan and revolving credit facilities to waive leverage covenants through Q2 2021

●	Implemented significant cost reduction measures to further increase liquidity profile and ended the quarter with $129.6 million in unrestricted cash and $16.5 million in restricted cash

●	Cash usage is approximately $10-15 million monthly excluding the impact of guest payments and refunds

NEW YORK, October 29, 2020 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the quarter ended September 30, 2020.

Sven-Olof Lindblad, President and Chief Executive Officer, said “Since the COVID-19 pandemic began our focus has been on enhancing our existing rigorous protocols so we can return safely to the world’s most remarkable destinations, while ensuring we have enough liquidity to withstand the uncertain time out of service and emerge in a position of strength.  The response from local authorities and our loyal guests to the extensive protocols we have developed has been overwhelmingly positive and we continue to move closer to resuming operations in geographies that we have been visiting for over forty years.  This past quarter we continued to reduce our cost structure while further enhancing our financial position by raising additional capital from a diversified group of long-term investors.  This investment will provide significant runway as we prepare to return to exploring, while also providing us financial flexibility to pursue additional opportunities for growth as we emerge from the pandemic.”

COVID-19 BUSINESS UPDATE

Due to the spread of the COVID-19 virus and the effects of travel restrictions around the world, the Company has suspended or rescheduled the majority of its expeditions departing March 16, 2020 through December 31, 2020 and has rescheduled its 2020-2021 Antarctica season. The Company has been working with guests to amend travel plans and refund payments, as applicable. The Company’s ships are currently being maintained with minimally required crew on-board to ensure they comply with all necessary regulations and can be fully put back into service quickly as needed. In accordance with local regulations, the Company closed its offices and most employees are working remotely to maintain general business operations, to provide assistance to existing and potential guests and to maintain information technology systems.

The Company moved quickly to implement a comprehensive plan to mitigate the impact of COVID-19 and preserve and enhance its liquidity position. The Company is employing a variety of cost reduction and cash preservation measures, while accessing available capital under its existing debt facilities and through the issuance of preferred equity, while exploring additional sources of capital and liquidity. These measures include the following operating expense and capital expenditure reductions:

●	Significantly reduced ship and land-based expedition costs including crew payroll, land costs, fuel and food. All ships have been safely laid up.
●	Lowered expected annual maintenance capital expenditures by over $10 million, savings of more than 50% from originally planned levels.
●	Meaningfully reduced general and administrative expenses through employee furloughs, payroll reductions and the elimination of all non-essential travel, office expenses and discretionary spending.
●	Suspended the majority of planned advertising and marketing spend.
●	Suspended all repurchases of common stock under the stock repurchase plan.

Bookings Trends

The Company was off to a strong start to the year with Lindblad segment bookings at the end of February up 25% for the full year 2020 as compared to the same point a year ago for 2019, and had sold 86% of its originally projected guest ticket revenues for the year. Since that point, the Company has experienced a substantial impact from the COVID-19 virus including elevated cancellations and softness in near-term demand. As of October 26, 2020, Lindblad segment bookings for travel in 2020 are now 74% below the same point a year ago for 2019 due primarily to the cancelled and rescheduled voyages. The Company has substantial advanced bookings for travel in 2021 and despite increased cancellations for travel in the first quarter of 2021, total bookings for 2021 are 4% ahead of bookings for 2019 as of the same date in 2018 and only 12% below the same date a year ago for 2020. For the last nine months of 2021 bookings are 12% ahead of the bookings for the same period in 2020 as of the same date a year ago. The Company continues to see new bookings for future travel including over $44.0 million since March 1, 2020, and it is receiving deposits and final payments for future travel.

For 2020 voyages that have been cancelled or rescheduled, the Company is providing future travel credits with incremental value or full refunds, as applicable, to its fully paid guests. As of October 26, 2020, the majority of guests have opted for future travel credits.

Balance Sheet and Liquidity

As of September 30, 2020, the Company had $129.6 million in unrestricted cash and $16.5 million in restricted cash primarily related to deposits on future travel originating from U.S. ports.  During the first quarter of 2020 the Company drew down  $45.0 million under its revolving credit facility as a precautionary measure for working capital and general corporate purposes given the uncertainty related to the COVID-19 pandemic and borrowed $107.7 million under its first export credit agreement in conjunction with final payment on delivery of the National Geographic Endurance in March 2020.

During April 2020, the Company drew down $30.6 million under its second export credit agreement in conjunction with its third installment payment on the National Geographic Resolution scheduled for delivery in the fourth quarter of 2021.

During May 2020, the Company amended its $2.5 million promissory note, changing the maturity date of the principal payments to be due in three equal installments, with the first payment due on December 22, 2020, the second due on December 22, 2021 and the final payment due on December 22, 2022.

During June 2020, the Company amended its export credit agreements to defer approximately $9.0 million in aggregate scheduled amortization payments from June 2020 through March 2021 and to suspend the total net leverage ratio covenant from June 2020 through June 2021.

During August 2020, the Company amended its term loan and revolving credit facilities to waive the application of the total net leverage ratio covenant through June 2021. In connection with the amendment, the interest rate of the term loan has been increased by 125bps, to be paid-in-kind at maturity, a LIBOR floor of 75bps has been added to each facility and certain covenants have been amended to be more restrictive.

During August 2020, the Company raised $85.0 million in gross proceeds through the private placement issuance of Redeemable Convertible Series A Preferred Stock that carries a 6% annual dividend, which is payable in kind for two years and thereafter in cash or in-kind at the Company’s option.  The preferred stock is convertible into shares of Lindblad common stock at a conversion price of $9.50 per share, representing a premium of 23% to Lindblad’s 30-trading volume weighted average price on the date of issuance.

As of September 30, 2020, the Company had a total debt position of $412.2 million and was in compliance with all of its debt covenants in effect. The Company has no material debt maturities until 2023.

The Company estimates its monthly cash usage while its vessels are not in operations to be approximately $10-15 million including ship and office operating expenses, necessary capital expenditures and interest and principal payments. This excludes guest payments for future travel and cash refunds requested on previously made guest payments. The Company continues to evaluate additional strategies to enhance its liquidity position which may include, but are not limited to, further reductions in operating expenses, capital expenditures and administrative costs as well as additional financings.

The Company has not previously experienced a complete cessation of its operations and, as a consequence, its ability to predict the impact of such cessation on its costs and future prospects is limited. Given the dynamic nature of this situation, the Company cannot reasonably estimate the impacts of the COVID-19 virus on its financial condition, results of operations, cash flows, plans and growth for the foreseeable future. It is unknown when travel restrictions and various border closures will be lifted and what the demand for expedition travel will be once these restrictions are no longer in place. The estimates for monthly cash usage reflect the Company’s current forecast for operating costs, capital expenditures and expected debt and interest payments. Based on current liquidity, the actions taken to date and its current forecast, which assumes rescheduled operations during 2020 with a ramp up in operations throughout 2021, the Company believes that its liquidity should be adequate to meet its obligations for the next 12 months.

Return to Operations

The Company already has a robust set of operating protocols and, in preparation for the resumption of operations, has been proactively working in close cooperation with various medical policy experts and public health authorities to further augment its procedures and protocols for health and safety onboard its vessels to mitigate the potential impacts of the COVID-19 virus. These protocols encompass, but are not limited to, medical care, screening, testing, social distancing, personal protective equipment, and sanitization during all aspects of the expedition.

While it is uncertain when the Company will return to operations, it believes there are a variety of strategic advantages that should enable it to deploy its ships safely and quickly once travel restrictions have been lifted. The most notable is the size of its owned and operated vessels which range from 48 to 148 passengers, allowing for a highly controlled environment that includes stringent cleaning protocols. The small nature of the Company’s ships should also allow it to efficiently and effectively test its guests and crew prior to boarding. On average, the Company estimates it will only take a few thousand tests a month to ensure all guests and crew across its entire fleet have been tested. Additionally, the majority of its expeditions take place in remote locations where human interactions are limited, so there is less opportunity for external influence. The Company also has the ability to be flexible with regards to existing itineraries and is actively investigating additional itinerary opportunities both internationally and domestically. Lastly, the Company’s guests are explorers by nature, eager to travel and have historically been very resilient following periods of uncertainty.

THIRD QUARTER RESULTS

Tour Revenues

Third quarter tour revenues decreased $100.0 million, or 99%, as compared to the same period in 2019. The decline was driven by a $76.6 million decrease at the Lindblad segment and a $23.4 million decrease at Natural Habitat as a result of rescheduling nearly all expeditions due to COVID-19.

Net Income

Net loss available to stockholders for the third quarter was $27.4 million, $0.56 per diluted share, as compared with net loss available to stockholders of $0.5 million, $0.01 per diluted share, in the third quarter of 2019. The $26.9 million decrease primarily reflects the impact of COVID-19 on operations and a $2.3 million increase in depreciation and amortization versus the same period a year ago, primarily due to the addition of the National Geographic Endurance to the fleet in March 2020, partially offset by a $1.0 million foreign currency gain in the current year versus a $2.3 million foreign currency loss in the third quarter of 2019.

Adjusted EBITDA

Third quarter Adjusted EBITDA loss of $17.5 million decreased $41.6 million as compared to the same period in 2019. The decrease was driven by a $36.7 million decline at the Lindblad segment and a $4.9 million decrease at Natural Habitat.

Lindblad segment Adjusted EBITDA loss of $16.1 million decreased $36.7 million as compared to the third quarter a year ago due primarily to the revenue impact of rescheduling all expeditions as a result of COVID-19 and costs associated with the National Geographic Endurance following its March 2020 delivery.  The current quarter also included lower operating costs for the fleet while laid up, a reduction in commissions from the impact of COVID-19 on revenues and reduced marketing and personnel spend.

Natural Habitat Adjusted EBITDA loss of $1.4 million decreased $4.9 million versus the third quarter a year ago primarily due to the lower revenue as a result of COVID-19, partially offset by lower operating costs due to rescheduled departures and a decline in marketing and personnel spend.

	For the three months ended September 30,				For the nine months ended September 30,
(In thousands)	2020	2019	Change	%	2020	2019	Change	%
Tour revenues:
Lindblad	$16	$76,581	$(76,565)	NM	$69,533	$217,549	$(148,016)	(68%)
Natural Habitat	1,003	24,402	(23,399)	NM	12,458	49,745	(37,287)	(75%)
Total tour revenues	$1,019	$100,983	$(99,964)	NM	$81,991	$267,294	$(185,303)	(69%)
Operating (loss) income:
Lindblad	$(24,835)	$12,570	$(37,405)	NM	$(54,287)	$31,514	$(85,801)	NM
Natural Habitat	(1,979)	3,089	(5,068)	NM	(5,021)	2,631	(7,652)	NM
Total operating (loss) income	$(26,814)	$15,659	$(42,473)	NM	$(59,308)	$34,145	$(93,453)	NM
Adjusted EBITDA:
Lindblad	$(16,088)	$20,600	$(36,688)	NM	$(29,001)	$54,802	$(83,803)	NM
Natural Habitat	(1,382)	3,510	(4,892)	NM	(3,368)	3,854	(7,222)	NM
Total adjusted EBITDA	$(17,470)	$24,110	$(41,580)	NM	$(32,369)	$58,656	$(91,025)	NM

Liquidity

The Company’s cash, cash equivalents and restricted cash were $146.2 million as of September 30, 2020, as compared with $109.3 million as of December 31, 2019. The $36.9 million increase primarily reflects $261.4 million in net cash provided by financing activities including borrowings under our export credit agreements of $107.7 million upon delivery of the National Geographic Endurance and $30.6 million in conjunction with our third installment payment on the National Geographic Resolution.  Financing activities also included proceeds of $85.0 million from the issuance of convertible preferred stock and $45.0 million drawn under our revolving credit facility for working capital and general corporate purposes during the period of suspended operations related to the COVID-19 pandemic.  The cash provided by financing activities was partially offset by $71.7 million in cash used by operations due primarily to rescheduling expeditions due to COVID-19 and purchases of property and equipment of $152.8 million, mostly related to the delivery of the National Geographic Endurance in March 2020 and a third installment payment for the National Geographic Resolution.

Free cash flow use was $224.5 million for the nine months ended September 30, 2020 as compared with $35.2 million for the nine months ended September 30, 2019, due primarily to new build costs and the impact of COVID-19. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

LINDBLAD FLEET ACTIVITIES

The Company expanded its travel offerings in March 2020 with the delivery of the National Geographic Endurance, which will allow it to further capitalize on the demand for high quality adventure travel and broaden the immersive and authentic itineraries the Company has to offer its guests. The National Geographic Endurance joins the National Geographic Explorer and the National Geographic Orion to dramatically increase the polar capacity of the Lindblad National Geographic fleet. The new vessel will be capable of exploring deep into the Arctic and Antarctic, and its Ulstein X-BOW® design will allow for greater comfort and speed through rough waters.

The Company is also currently building a sister ship to the National Geographic Endurance, the National Geographic Resolution, which is scheduled for delivery in the fourth quarter of 2021.

STOCK AND WARRANT REPURCHASE PLAN

The Company currently has a $35 million stock repurchase plan in place. During the third quarter, the Company did not repurchase any shares. As of October 28, 2020, the Company had repurchased 6.0 million warrants and 875,218 shares under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of October 28, 2020, there were 49,875,186 million shares common stock outstanding. The Company has currently suspended all stock repurchases given the uncertainty surrounding COVID-19.

FINANCIAL OUTLOOK

As previously stated in the Company’s Current Report on 8-K filed on March 13, 2020, given the uncertain impact from the COVID-19 virus, the Company has withdrawn its previous full year guidance provided on February 25, 2020 in conjunction with its fourth quarter 2019 earnings. The COVID-19 outbreak has had, and will continue to have, a significant impact on the Company’s financial position and results of operation. Given the continued uncertainty around the COVID-19 pandemic, the Company is not providing a full year outlook regarding results of operations at this time and will update our expectations when we have more clarity around the timing of and extent of future operations.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on October 29, 2020 to discuss the earnings of the Company. The conference call can be accessed by dialing (833) 366-0413 (United States) or (236) 712-2494 (outside the U.S.). The Conference ID is 6468736.  A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) suspended operations and disruptions to our business and operations related to the novel corona virus COVID-19; (ii) the impacts of the novel coronavirus COVID-19 on our financial condition, liquidity, results of operations, cash flows, employees, plans and growth; (iii) the impacts of the novel coronavirus COVID-19 on future travel and the cruise and airline industries in general; (iv) unscheduled disruptions in our business due to travel restrictions, weather events, mechanical failures, pandemics or other events; (v) changes adversely affecting the business in which we are engaged; (vi) management of our growth and our ability to execute on our planned growth; (vii) our business strategy and plans; (viii) our ability to maintain our relationship with National Geographic; (ix) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (x) compliance with the financial and/or operating covenants in our debt arrangements; (xi) adverse publicity regarding the cruise industry in general; (xii) loss of business due to competition; (xiii) the result of future financing efforts; (xiv) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; (xv) the inability to meet revenue and Adjusted EBITDA projections; and (xvi) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of September 30, 2020	As of December 31, 2019
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$129,647	$101,579
Restricted cash	16,523	7,679
Marine operating supplies	5,913	6,299
Inventories	1,824	2,027
Prepaid expenses and other current assets	22,820	29,055
Total current assets	176,727	146,639

Property and equipment, net	488,048	357,790
Goodwill	22,105	22,105
Intangibles, net	5,212	6,396
Deferred tax asset	3,392	218
Right-to-use lease assets	5,349	6,105
Other long-term assets	7,971	9,405
Total assets	$708,804	$548,658

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$120,463	$138,825
Accounts payable and accrued expenses	31,811	38,231
Lease liabilities - current	1,436	1,335
Long-term debt - current	8,451	4,525
Total current liabilities	162,161	182,916

Long-term debt, less current portion	391,284	213,543
Deferred tax liabilities	-	4,491
Lease liabilities	4,321	5,029
Other long-term liabilities	401	3,317
Total liabilities	558,167	409,296

COMMITMENTS AND CONTINGENCIES

Series A redeemable convertible preferred stock, 165,000 and no shares authorized; 85,000 and no shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	82,636	-
Redeemable noncontrolling interest	7,940	16,112

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 85,000 Series A shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 49,875,186 and 49,717,522 issued, 49,801,510 and 49,626,498 outstanding as of September 30, 2020 and December 31, 2019, respectively	5	5
Additional paid-in capital	47,662	46,271
Retained earnings	19,473	81,655
Accumulated other comprehensive loss	(7,079)	(4,681)
Total stockholders' equity	60,061	123,250
Total liabilities, stockholders' equity and redeemable noncontrolling interest	$708,804	$548,658

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

    (unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019

Tour revenues	$1,019	$100,983	$81,991	$267,294

Operating expenses:
Cost of tours	8,075	48,294	62,988	124,831
General and administrative	9,145	15,266	36,170	47,615
Selling and marketing	2,128	15,531	18,413	42,100
Depreciation and amortization	8,485	6,233	23,728	18,603
Total operating expenses	27,833	85,324	141,299	233,149

Operating (loss) income	(26,814)	15,659	(59,308)	34,145

Other (expense) income:
Interest expense, net	(4,529)	(3,214)	(11,763)	(9,391)
Gain (loss) on foreign currency	989	(2,338)	(6,334)	(1,181)
Other expense	(74)	(30)	(188)	(79)
Total other expense	(3,614)	(5,582)	(18,285)	(10,651)

(Loss) income before income taxes	(30,428)	10,077	(77,593)	23,494
Income tax (benefit) expense	(2,893)	7,351	(7,664)	4,838

Net (loss) income	(27,535)	2,726	(69,929)	18,656
Net (loss) income attributable to noncontrolling interest	(156)	565	(956)	834
Net (loss) income attributable to Lindblad Expeditions Holdings, Inc.	(27,379)	2,161	(68,973)	17,822
Non-cash deemed dividend to warrant holders	-	2,654	-	2,654

Net (loss) income available to stockholders	$(27,379)	$(493)	$(68,973)	$15,168

Weighted average shares outstanding
Basic	49,779,525	48,863,506	49,715,663	46,704,634
Diluted	49,779,525	48,863,506	49,715,663	49,091,370

Undistributed (loss) earnings per share available to stockholders
Basic	$(0.56)	$(0.01)	$(1.40)	$0.32
Diluted	$(0.56)	$(0.01)	$(1.40)	$0.31

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the nine months ended September 30,
	2020	2019
Cash Flows From Operating Activities
Net (loss) income	$(69,929)	$18,656
Adjustments to reconcile net (loss) income to net cash (used by) provided by operating activities:
Depreciation and amortization	23,728	18,603
Amortization of National Geographic fee	727	2,181
Amortization of deferred financing costs and other, net	1,916	1,392
Amortization of right-to-use lease assets	149	217
Stock-based compensation	1,911	2,671
Deferred income taxes	(7,710)	4,177
Loss on foreign currency	6,334	1,181
Changes in operating assets and liabilities
Marine operating supplies and inventories	589	(620)
Prepaid expenses and other current assets	6,320	(2,780)
Unearned passenger revenues	(18,362)	1,116
Other long-term assets	698	(7,561)
Other long-term liabilities	(5,316)	4,530
Accounts payable and accrued expenses	(12,794)	(2,213)
Net cash (used in) provided by operating activities	(71,739)	41,550

Cash Flows From Investing Activities
Purchases of property and equipment	(152,791)	(76,720)
Net cash used in investing activities	(152,791)	(76,720)

Cash Flows From Financing Activities
Proceeds from long-term debt	183,339	30,476
Proceeds from Series A preferred stock issuance	85,000	-
Repayments of long-term debt	(1,500)	(1,500)
Payment of deferred financing costs	(4,877)	(2,340)
Repurchase under stock-based compensation plans and related tax impacts	(393)	(1,778)
Repurchase of warrants and common stock	(127)	(23)
Warrants exercised	-	314
Net cash provided by financing activities	261,442	25,149
Net increase (decrease) in cash, cash equivalents and restricted cash	36,912	(10,021)
Cash, cash equivalents and restricted cash at beginning of period	109,258	122,151

Cash, cash equivalents and restricted cash at end of period	$146,170	$112,130

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$12,418	$10,651
Income taxes	$650	$1,893
Non-cash investing and financing activities:
Additional paid-in capital exercise proceeds of option shares	$-	$225
Additional paid-in capital exchange proceeds used for option shares	$-	$(225)
Non-cash deemed dividend to warrant holders	$-	$2,654

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(27,535)	$2,726	$(69,929)	$18,656
Interest expense, net	4,529	3,214	11,763	9,391
Income tax (benefit) expense	(2,893)	7,351	(7,664)	4,838
Depreciation and amortization	8,485	6,233	23,728	18,603
(Gain) loss on foreign currency	(989)	2,338	6,334	1,181
Other (income) expense	74	30	188	79
Stock-based compensation	310	917	1,911	2,671
National Geographic fee amortization	-	727	727	2,181
Warrant exchange and financing costs	438	504	438	970
Other	111	70	135	86
Adjusted EBITDA	$(17,470)	$24,110	$(32,369)	$58,656

Reconciliation of Operating (Loss) Income to Adjusted EBITDA Lindblad Segment
	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Operating (loss) income	$(24,835)	$12,570	$(54,287)	$31,514
Depreciation and amortization	7,888	5,812	22,075	17,380
Stock-based compensation	310	917	1,911	2,671
National Geographic fee amortization	-	727	727	2,181
Warrant exchange and financing costs	438	504	438	970
Other	111	70	135	86
Adjusted EBITDA	$(16,088)	$20,600	$(29,001)	$54,802

Natural Habitat Segment
	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Operating (loss) income	$(1,979)	$3,089	$(5,021)	$2,631
Depreciation and amortization	597	421	1,653	1,223
Adjusted EBITDA	$(1,382)	$3,510	$(3,368)	$3,854

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the nine months ended September 30,
	2020	2019
Net cash provided by operating activities	$(71,739)	$41,550
Less: purchases of property and equipment	(152,791)	(76,720)
Free Cash Flow	$(224,530)	$(35,170)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Available Guest Nights	-	63,386	51,624	176,038
Guest Nights Sold	-	59,682	46,050	161,511
Occupancy	-	94%	89%	92%
Maximum Guests	-	7,721	6,512	21,863
Number of Guests	-	7,294	5,564	20,095
Voyages	-	98	85	278

Calculation of Gross Yield and Net Yield Lindblad Segment	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Guest ticket revenues	$-	$70,319	$60,351	$195,845
Other tour revenue	16	6,262	9,182	21,704
Tour Revenues	16	76,581	69,533	217,549
Less: Commissions	(818)	(5,716)	(8,080)	(16,475)
Less: Other tour expenses	(308)	(4,051)	(7,021)	(14,155)
Net Revenue	$(1,110)	$66,814	$54,432	$186,919
Available Guest Nights	-	63,386	51,624	176,038
Gross Yield	NM	$1,208	$1,347	$1,236
Net Yield	NM	1,054	1,054	1,062

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Cost of tours	$7,534	$33,031	$55,237	$94,470
Plus: Selling and marketing	1,678	13,804	16,862	37,767
Plus: General and administrative	7,751	11,364	29,646	36,416
Gross Cruise Cost	16,963	58,199	101,745	168,653
Less: Commissions	(818)	(5,716)	(8,080)	(16,475)
Less: Other tour expenses	(308)	(4,051)	(7,021)	(14,155)
Net Cruise Cost	15,837	48,432	86,644	138,023
Less: Fuel Expense	(1,026)	(2,251)	(4,350)	(7,397)
Net Cruise Cost Excluding Fuel	14,811	46,181	82,294	130,626
Non-GAAP Adjustments:		-
Stock-based compensation	(310)	(917)	(1,911)	(2,671)
National Geographic fee amortization	-	(727)	(727)	(2,181)
Warrant exchange and financing costs	(438)	(504)	(438)	(970)
Other	(111)	(70)	(135)	(86)
Adjusted Net Cruise Cost Excluding Fuel	$13,952	$43,963	$79,083	$124,718
Adjusted Net Cruise Cost	$14,978	$46,214	$83,433	$132,115
Available Guest Nights	-	63,386	51,624	176,038
Gross Cruise Cost per Available Guest Night	NM	$918	$1,971	$958
Net Cruise Cost per Available Guest Night	NM	764	1,678	784
Net Cruise Cost Excluding Fuel per Available Guest Night	NM	729	1,594	742
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	NM	694	1,532	708
Adjusted Net Cruise Cost per Available Guest Night	NM	729	1,616	750

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, merger-related expenses, debt refinancing fees and acquisition-related expenses. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. The Company believes Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, merger-related expenses and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus merger-related expenses, selling and marketing expense, and general and administrative expense.

Gross Yield represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.